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                   SCIENTIFIC-ATLANTA, INC., AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   EXHIBIT 11
                                  (UNAUDITED)


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
                                                               Three Months Ended                Six Months Ended
                                                          ---------------------------       ---------------------------
                                                          December 31,    January 1,        December 31,     January 1,
                                                            1993             1993             1993             1993
                                                            ----             ----             ----             ----
WEIGHTED AVERAGE NUMBER OF                                  37,424          35,609           37,349          35,263
 COMMON SHARES OUTSTANDING
 Add - Shares of common stock assumed issued
    upon exercise of options using the "treasury stock"
    method as it applies to the computation of primary
    earnings per share                                       1,174           1,573            1,234           1,635
                                                         ---------        --------         --------         --------
NUMBER OF COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING                             38,598          37,182           38,583          36,898
  Add - Additional shares of common stock assumed
  issued upon exercise of options using the "treasury
  stock" method as it applies to the computation of
  fully diluted earnings per share                          -                  168               30             130
                                                         ---------        --------         --------        --------

NUMBER OF SHARES OUTSTANDING
 ASSUMING FULL DILUTION                                     38,598          37,350           38,613          37,028
                                                         =========         =======         ========        ========
NET EARNINGS (LOSS) FOR PRIMARY
 AND FULLY DILUTED COMPUTATION                             $(4,581)         $1,425           $2,569          $3,515
                                                         =========         =======         ========        ========

EARNINGS (LOSS) PER COMMON SHARE
 AND COMMON EQUIVALENT SHARE
    PRIMARY                                                 $(0.12)          $0.04           $ 0.07           $0.09
                                                         =========         =======         ========        ========
    FULLY DILUTED                                           $(0.12)          $0.04           $ 0.07           $0.09
                                                         =========         =======         ========        ========
EARNINGS (LOSS) PER COMMON SHARE AND
 COMMON EQUIVALENT SHARE AS REPORTED
 PRIMARY                                                    $(0.12)          $0.04           $ 0.07           $0.10
                                                         =========         =======         ========        ========
 FULLY DILUTED                                              $(0.12)          $0.04           $ 0.07           $0.10
                                                         =========         =======         ========        ========
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